                            STOCK PURCHASE AGREEMENT


This Agreement ("Agreement") is entered into this        2000, by and among
Stocker & Yale Inc., a Massachusetts corporation with a principal place of business located at 32 Hampshire Road, Salem, New Hampshire 03079 ("Purchaser"), CorkOpt Ltd. a company organized under the laws of Ireland, having its registered offices at Birchfield House, Carrigaline, Co Cork Ireland, ("Company") and W.M. Kelly of Birchfield House, Carrigaline, Co. Cork (hereinafter referred to as "Mr. Kelly"), Gary Duffy of 3 Eyrecourt, Rochestown, Co. Cork (hereinafter referred to as "Mr. Duffy") and Thomas Meade of Barnavara House, Glanmire, Co. Cork (hereinafter referred to as "Mr. Meade")

WHEREAS, the Company presently has outstanding four classes of shares, A Ordinary Shares ("A Shares") the holders of which shall hereinafter be referred to as the "A Stockholder", B Business Expansion Scheme Shares ("B Shares") the holders of which shall hereinafter be referred to as the "B Stockholders", C Ordinary Shares ("C Shares") the holders of which shall hereinafter be referred to as the "C Stockholders" and 3% Cumulative Redeemable Preference Shares ("Preference Shares") the holders of which shall hereinafter be referred to as the "Preference Stockholders" (collectively referred to herein as the "Shares"), of which the number of Shares and class of Shares as issued are set forth in Exhibit 1 to this Agreement; All of the said shareholders shall hereinafter collectively be referred to as the "CorkOpt Stockholders" and

WHEREAS, said Shares are the only issued and outstanding capital stock of the Company; and

WHEREAS, the Purchaser desires to purchase all of the "A" Shares in issue from the "A" Stockholders"

WHEREAS, the Purchaser desires to purchase all of the "C" Shares in issue from the "C" Stockholders".

WHEREAS the Purchaser desires to purchase all of the Preference Shares IN ISSUE from the Preference Stockholders.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.        Purchase of Shares.

1.1 Purchase of Shares. Subject to the terms and conditions set forth herein, at the Completion Date, being the date of completion of the sale of the Shares on which date the share certificates therefor are delivered to the Purchaser.

The Purchaser shall purchase the entire issued share capital of the Company with the exception of the B Shares which the Purchaser is desirous of purchasing on or after April 2002. The A Stockholders will sell all of the issued A Shares to the Purchaser and the Purchaser will purchase all of the issued A Shares from the A Stockholders.

The C Stockholders will sell all of the issued C Shares and the Purchaser will purchase all of the issued C Shares from the C Stockholders. Subject to the terms and conditions set forth herein at the Completion Date Preference Stockholders will sell all of the issued Preference Shares and the Purchaser shall purchase all of the issued Preference Shares from the Preference Stockholders.

Collectively, the A Shares and the C Shares and the Preference Shares represent one hundred percent of the voting capital stock of the Company.

1.1(a) Purchase of Shares. Subject to the terms and conditions set forth herein, at the Completion Date Mr. Kelly, Mr Meade and Mr. Duffy will sell all of the Shares owned


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by them as set out below (the "Sale Shares") to the Purchaser and the
Purchaser will purchase all of Sale Shares from Mr. Kelly Mr. Meade and Mr. Duffy for the consideration set out below:

                           No. of A Shares           Consideration
                                                     No. of Shares
                                                     Of Purchaser's Common Stock
Mr. Kelly                  24,028                    48,108

Mr. Meade                  2,930                     5,866

Mr. Duffy                  1,491                     2,985

1.2 Purchase Price. The Purchaser will pay to the A Stockholders for the A Stockholder's A Shares, 62,691 shares of Purchaser's Common Stock adjusted under Section 1.3 below ("Purchaser Common Stock") (referred herein to as the "A Stockholder Purchase Price"). The Purchaser will pay to the C Stockholders for the C Stockholder's C Shares and to the Preference Stockholders for the Cumulative Redeemable Preference Shares the aggregate sum of $255,798 (referred herein to as the "C and Preference Stockholder Purchase Price"). (The A Stockholder Purchase Price and the C and Preference Stockholder Purchase Price will be collectively referred herein to as the "Purchase Price.")

1.3 Adjustments to Purchase Price. At Closing, the following adjustments will be made to the A Stockholder Purchase Price:

If the average closing price of Purchaser's Common Stock as quoted on the Nasdaq market for the five business days preceding the signing of this Agreement (and for the avoidance of doubt not including the date of signing of this Agreement) ("Closing Price") is less than $35 per share, then the number of shares of Purchaser's Common Stock payable for the A Stockholder Purchase Price will be increased to the number derived from dividing $2,194,202 by 75% of the Closing Price. If the Closing Price is greater than $48 per share the number of shares of Purchaser's Common Stock payable for the A Stockholder Purchase Price will be decreased to the number derived from dividing $2, 194,202 by 75% of the Closing Price.

1.4 Payment of Purchase Price. The A Stockholder Purchase Price will be paid to A Stockholders for all of the issued A shares as follows: (i) the Purchaser will deliver the number of shares of the Purchaser's Common Stock at Closing adjusted in accordance with section 1.3 above. The C and Preference Stockholder Purchase Price will be paid to C and Preference Stockholders for all of the issued C shares and all of the issued Preference shares as follows: (i) the Purchaser will pay C and Preference Stockholders the sum of $255,798 in certified funds or by wire transfer at Closing.

1.5      Condition Precedent. This Agreement is conditional on:

1.5.1    the Purchaser acquiring:
1.       all of the "A" Shares in issue from the A Stockholders,
2.       all of the "C" Shares in issue from the C Stockholders and
3.       all of the Preference Shares in issue from the C Stockholder.
4.       An Assignment of the Patent Application numbers 990820, 991032 and
         990646.

1.5.2 Enterprise Ireland. Enterprise Ireland and all other relevant government grant aiding authorities who have advanced grant aid to the Company at any time since incorporation having consented to the change in ownership and control of the Company.

1.5.3 The Company having procured all other necessary consents and waivers from all requisite third parties in respect of the sale of the Shares to the Purchaser.

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

Section 2. Representations and Warranties of Company, Mr. Kelly, Mr. Duffy
           and Mr. Meade . As a material inducement to the Purchaser to enter into this Agreement and purchase the Shares, Mr. Kelly, Mr. Duffy, Mr. Meade and the Company, (hereinafter collectively referred to as "the Warrantors") jointly represent and warrant to the Purchaser in the terms set out in this clause:

2.1 Reliance upon Warranties. The Warrantors acknowledge that the Purchaser has entered into this Agreement in reliance upon the warranties. The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

2.2 Separate and independent warranties. Each of the Warranties is separate and independent and subject to clause 2.4.2 below, is not limited by reference to anything in this Agreement or the Deed of Tax Indemnity.

           The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

2.3 Knowledge of Breach. A warranty claim may be made by the Purchaser for a breach of the warranties whether or not the Purchaser knew of or could have discovered the breach (whether by any investigation made by it on its behalf into the affairs of the Company or otherwise) prior to signing this Agreement. PROVIDED HOWEVER that this clause shall not apply to the information set out in the Exhibit and Schedule List attached hereto.

2.4.1 Damages. In the event of a warranty claim the Purchaser will be entitled to recover damages measured as follows:

     (1)   the cost of remedying the breach (if remediable);

     (2) the amount by which the value of the assets of the Company is less than it would have been if the breach had not occurred; or

     (3) the amount by which the value of the shares is less than it would have been if the breach had not occurred

           Whichever is the greatest.

           2.4.2 Limitation.

           2.4.2(a) None of the Warrantors shall be under any liability whatsoever in respect of any breach or non-fulfilment of any of the warranties unless the Purchaser has served on them a written notice on or before the second anniversary of Completion giving reasonable details of the claim except that the time limit is to be seven years for a claim relating to tax.

           2.4.2(b) The Warrantors shall not be liable in respect of any breach of the warranties relating to Tax which results from any claim to the extent that such claim arises or is increased or extended as a result of (I) any increase in rates of Tax or (ii) any change in legislation or (iii) any change in any regulations relating to Tax or (iv) any parliamentary statement or statement by the Revenue Commissioners concerning any change in Revenue practice in each case occurring after the date hereof and which affects matters occurring prior thereto.

           2.4.2( c) The Warrantors shall not be liable in respect of any breach of the warranties if and to the extent that the loss occasioned thereby has been recovered under the Deed of Tax Indemnity.

           2.4.2(d) The Warrantors shall not be liable in respect of any claim for breach of the Warranties or pursuant to the Deed of Tax Indemnity unless the aggregate amount of all such claims under the warranties or pursuant to the Deed of Indemnity exceeds


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           IR(pound)10,000 and in such case the Warrantors shall only be liable for the excess over IR(pound)10,000.

           2.4.2(e) The total amount of the liability of any one of the Warrantors in respect of any breach or non fulfilment of the Warranties and pursuant to the terms of the Deed of Tax Indemnity shall be limited to and in no event shall exceed that part of the Purchase Price received by each of the Warrantors so that for the avoidance of doubt each Warrantor's liability in respect of any claim shall not exceed following percentage of the portion of the Purchase Price received by the Warrantors :

                 Liam Kelly                 85%
                 Thomas Meade        10%
                 Gary Duffy                  5%

           For the purposes of this clause the Purchase Price shall mean $2,450,000.

           2.4.2(f) The Warrantors shall not be liable in respect of any breach of the Warranties or under the Deed of Tax Indemnity in respect of all and any matters resulting solely from a change of accounting policy or practice of the Purchaser or the Company introduced after the date hereof.

           2.4.2(g) The Purchaser shall not be entitled to claim that any fact matter or circumstances constitutes a breach of any of the warranties to this Agreement to the extent that such fact matter or circumstance has been fully and fairly disclosed:-

           (a) in this Agreement including matters disclosed and documents referred to in the Exhibit & Schedule Lists annexed hereto; or (b) in the Warranted Accounts;

           2.4.2(h) The Warrantors shall not be liable in respect of any breach of the Warranties or claim arising thereunder to the extent that such breach or claim would not have arisen but for any change after the date hereof in any law or in any regulation directive or requirement of any agency of any state or in any law regulations or published codes or conduct relating to the relations between the Purchaser the Company and its employees.

           2.4.2(i) If there is a breach of the Warranties and the loss occasioned thereby is recoverable from any third party or under any insurance policy in force in the name of the Companies as at the Completion Date the Purchaser shall be entitled forthwith to make a claim against the Warrantors hereunder but shall nevertheless use all reasonable endeavours to pursue a claim against such third party or the insurers as the case may be. The Warrantors shall notwithstanding the possibility of recovery from such third party immediately pay the amount of such claim to the Purchaser provided however that the Purchaser shall refund to the Warrantors the amount of any such claim which is recovered from such third party.

           2.4.2(j) But the limitations and exclusions in this clause 2.4.2 will not apply to any warranty claim relating to:

           (i) the title of Mr. Kelly, Mr. Meade and Mr. Duffy to or the status or validity of the Sale Shares owned by them respectively;
           (ii) any statutory or criminal fine or penalty;

           (ii      Any claim which arises or is delayed as a result of
           fraud, wilful misconduct or wilful concealment by the Selling Stockholers or directors of the Company.

           2.5 Business of the Company. The Purchaser enters into this Agreement with the intention that the business of the Company will be continued as a going concern utilising all the assets and subject only to the liabilities, to which in accordance with the terms of this Agreement, the Company would be


PAGE 4 - STOCK PURCHASE AGREEMENT
           entitled and subject on Closing if there were no breach of the warranties, and damages for any breach are to be assessed on that basis.

           2.6 No representation etc. Information supplied by or on behalf of the Company to Mr. Kelly, Mr. Meade and Mr. Duffy or their agents or professional advisers prior to the Completion Date in connection with the Warranties or the exceptions or the Deed of Tax Indemnity or otherwise in relation to the business of the Company will not constitute a representation, warranty or guarantee as to its accuracy, and Mr. Kelly, Mr. Meade and Mr. Duffy hereby assign to the Purchaser any claims which they might otherwise have against the Company or its employees or officers in respect of that information, and undertake not to bring any action or proceedings in relation to it.

           2.7 Organization and Corporate Power. The Company is a Company duly incorporated and validly existing under the laws of Ireland and the Company is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties, and to carry on its business as now conducted and to enter into this Agreement and the Deed of Tax Indemnity and to perform the obligations therein contained. The copies of the Company's Memorandum and Articles of Association and of all resolutions required by section 143(2) of the Companies Act, 1963 have been furnished to the Purchaser and such copies reflect all amendments made thereto at any time prior to the date of this Agreement and such copies are correct and complete.

           2.8 Returns to Registrar of Companies. All returns, particulars, resolutions and other documents required to be delivered on behalf of the Company to the Registrar of Companies have been properly made and delivered.

           2.9 Capital Stock and Related Matters. The authorized and issued capital stock of the Company is as set out in Exhibit 1 together with details of the registered and beneficial owners thereof and no other shares, common or otherwise, of the Company are issued. The Company does not have outstanding and has not agreed, orally or in writing, to issue any shares or securities convertible or exchangeable for any shares, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares saving in respect of the Preference Shares pursuant to Article 10 of its Articles of Association . The Company has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities other than violations that have been, or will before the Closing have been, corrected by post-issuance filings. Mr. Kelly, Mr. Duffy and Mr. Meade have and upon purchase thereof pursuant to the terms of this Agreement the Purchaser will have, good and marketable title to the Sale Shares free and clear of all security interests, liens, encumbrances, or other restrictions or claims.

2.10.1     B Shares. Schedule 2.10 contains full details of the Company's
           and/or            (as the case may be) Mr. Kelly's, Mr. Duffy's
           and Mr. Meade's obligations and liabilities in respect of the B shares.

2.10.3 The Articles of Association of the Company contain full details of the rights attaching to the "B" shares. Save for the rights conferred by the Articles of Association there are no other rights exercisable by the "B" stockholders or conferred on the "B" shares.

2.11 Subsidiaries. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any Company or entity.

PAGE 5 - STOCK PURCHASE AGREEMENT

2.12 Conduct of Business; Liabilities. Except as set forth in Schedule 2.12, the Company is not in default under, and no condition exists that with notice or lapse of time would constitute a default of the Company under
         (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which the Company is a party or by which the Company or the properties of the Company are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of the Company taken as a whole.

2.13 Contracts. The Company is not party to or subject to any contract, transaction, arrangement, understanding, obligation or liability:

         2.13.1 of an unusual or abnormal nature or not wholly on an arms length basis in the ordinary and usual course of business;

         2.13.2 of a long term nature (that is unlikely to have been fully performed more than 6 months after the date on which it was entered into or undertaken);

2.13.3   of a loss making nature;

         2.13.4 involving or likely to involve obligations or liabilities which by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the shares.

2.14 Loans etc involving Stockholders or Directors: With the exception of any indebtness which is repaid and security, guarantees and indemnities which are released (all of which were entered into in compliance with all legal and statutory requirement and conditions), there are not outstanding any:

         i. loans, quasi loans or credit transactions made by the Company to or for the shareholders in the Company directors or shadow directors or any person connected with any of them;

         ii debts owing to the Company by shareholders in the Company the "C" Stockholder directors, or shadow directors or any person connected with any of them;

         iii.     security for any such loans, quasi loans, credit transactions;
                  or

         iv. other contracts or arrangements to which the Company is a party and in which the shareholders in the Company, directors or shadow directors, or any person connected with any of them is interested whether directly or indirectly.

2.15 Competing Business: Mr. Kelly, Mr. Meade and Mr. Duffy do not have any material right or interest, direct or indirect, in any business which is or is likely to become competitive with any present or proposed business of the Company.

2.16 Financial Statements. The audited balance sheet and income statement of the Company as of 31/12/99, in the form attached to this Agreement as Exhibit 2.16(A) and the income statement for the period ending 31/12/99, in the form attached to this Agreement as Exhibit 2.16(B) (collectively the "1999 Financial Statements"), fairly presents the financial position of the Company as at 31/12/99, and has been prepared in accordance with the law and generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of the Company and fully and correctly states its assets, liabilities and profits or losses as at that date. The unaudited, balance sheet and income statement of the Company as at 31/3/00, and for the month then ended, in the form attached hereto as Exhibit 2.16(C) ("Year 2000 Financial Statements"), fairly present the financial position of the Company as at 31/3/00 and the results of operations for the one month then ended and

PAGE 6 - STOCK PURCHASE AGREEMENT
have been prepared in accordance with the law and generally accepted accounting principles consistently applied and in a manner substantially consistent with the previous financial statements, except for differences resulting from normally occurring audit adjustments, including, but not limited to, income tax and tax accrual adjustments, or as noted in the 1999 Financial Statements or the notes thereto. Except as contemplated by or permitted under this Agreement, there are no adjustments that would be required on review of the 1999 year Financial Statements or the 2000 Financial Statements that would, individually or in the aggregate, have a material negative effect upon the Company's reported financial condition.

2.17 No Undisclosed Liabilities. Except for (i) liabilities and obligations incurred in the ordinary course of business since 31/12/99 ("Statement Date"), and (ii) liabilities or obligations described in Schedule 2.17, neither the Company nor any of the property of the Company is subject to any material liability or obligation that was required to be included or adequately reserved against in the 1999 Financial Statements or described in the notes thereto and was not so included, reserved against, or described.

2.18 Book Debts. Excluding bad and doubtful debts for which full and adequate provision has been made in the 1999 Financial Statements the book debts of the Company on the Completion Date will be good for the full face value thereof and will be paid in the ordinary course of business within 6 calendar months after the Completion Date or 2 months after the expiration of normal credit terms, whichever is the later.

2.19 Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as described in Schedule 2.19, since the Statement Date there has not been:

         2.19.1 Any material adverse change in the business, financial condition, prospects, operations, turnover or assets of the Company;

         2.19.2 Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of the Company;

         2.19.3 Any sale or transfer by the Company of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

         2.19.4 Any declaration, setting aside, or payment of a distribution in respect of or the redemption or other repurchase by the Company of any stock of the Company;

         2.19.5 Any material transaction not in the ordinary course of business of the Company;

         2.19.6 The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

         2.19.7 The grant of any increase in the remuneration of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

         2.19.8 The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

PAGE 7 - STOCK PURCHASE AGREEMENT
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         2.19.9   The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

         2.19.10 An agreement to do any of the foregoing.

2.20     Since the Year 2000 Statement Date:

         2.20.1 the Company's business has been carried on in the ordinary course without any interruption or alteration in its nature, scope or manner, and so as to maintain the business as a going concern;

         2.20.2 the Company has not entered into any unusual, long term or onerous contracts;

         2.20.3 the Company's business has not been materially and adversely affected by the loss of any important supplier or customer or by any abnormal factor not effecting similar businesses to a like extent and to the best of the knowledge, information and belief of the Warrantors having made due and careful enquiry there are no facts which are likely to give rise to any such effects;

         2.20.4 no dividend or other distribution has been declared, made or paid to the members of the Company.

2.21 Title and Related Matters. Except as set forth in Schedule 2.21, the Company has good and marketable title with vacant possession to all of its property, real and personal, and other assets included in the 1999 and Year 2000 Financial Statements (except properties and assets sold or otherwise disposed of subsequent to the Statement Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of the Company, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by the Company;
(ii) the rights of customers of the Company with respect to inventory under orders or contracts entered into by the Company in the ordinary course of business; and the Company is entitled to all rights and easements necessary for their use and enjoyment.

2.22 Title deeds and other documents. The Company has in its possession or under its control all of the deeds and documents of title which are necessary to prove title to the properties and the title documents are duly stamped and registered.

2.23 Litigation. Except as set forth in Schedule 2.23, there are no material actions, suits, proceedings, orders, investigations, or claims pending or, to the best of the Warrantors' and the Company's knowledge, overtly threatened against the Company or any property of either, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Warrantor's knowledge, any governmental investigations or inquiries; and, to the best knowledge of the Warrantor's and the board of directors and responsible officers of the Company, there is no basis for any of the foregoing.

2.24 Tax Matters. Except as set forth on Schedule 2.23, (i) the Company has prepared in a substantially correct manner and has filed all state, local, and foreign tax returns and reports heretofore required to be filed by them and have paid all taxes, including income and value added taxes, shown as due thereon; and (ii) no taxing authority has asserted any deficiency in the payment of any tax or informed the Company that it intends to assert any such deficiency or to make any audit or other

PAGE 8 - STOCK PURCHASE AGREEMENT
investigation of the Company for the purpose of determining whether such a deficiency should be asserted against the Company.

2.25 Compliance with Laws. To the best of Mr. Kelly's, Mr. Meade's and Mr. Duffy's knowledge, the Company is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, the enforcement of which, if the Company was not in compliance therewith, would have a materially adverse effect on the business of the Company, taken as a whole. Neither Mr. Kelly, Mr. Meade, Mr. Duffy nor the Company have received any notice of any asserted present or past failure by the Company to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

2.26 No Brokers or Finders Fees. Except as set forth in Schedule 2.26, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Mr. Kelly, Mr. Meade, Mr. Duffy or the Company.

2.27 Insurance. Schedule 2.27 contains a list of each insurance policy maintained by the Company with respect to its properties, assets, and businesses, and each such policy is in full force and effect. All assets which are of an insurable nature have been insured against fire and other risks to full replacement value. The Company is not in default with respect to its obligations under any such policy maintained by it and all premiums have been duly paid to date. The Warrantors have not been notified of the cancellation of any of the insurance policies listed on Schedule 2.26 or of any material increase in the premiums to be charged for such insurance policies. No claim is outstanding and so far the Warrantors are aware no circumstances exist which are likely to give rise to any claim.

2.28 Employees and Labour Relations Matters. Except as set forth in Schedule
2.28 or as provided in this Agreement, to the Warrantors' and to the Company's knowledge, no employee of the Company is in violation of any material term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. Each employee of the Company with access to confidential or proprietary information has executed, or in the ordinary course will execute, a proprietary information agreement obligating such employee to hold confidential the Company's proprietary information. The Warrantors are not aware that any officer or key employee, or that any group of key employees, intends to terminate his or its employment with the Company, nor does the Company have a present intention to terminate the employment of any key employee. The Company has in all material respects complied with all applicable laws codes of conductor practice and collective agreements related to employment.

2.29 Arrears of Remuneration. There are no amounts owing to any present or former directors or employees of, or persons supplying services to, the Company, whether for salary, fees or otherwise, other than remuneration accrued for not more than one month.

2.30 Non allowable Payments. Save as provided or allowed for in the 1999 Financial Statements and/or the Year 2000 Financial Statement the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee or supplier of services which is not allowable as a deduction for the purposes of Taxation.

2.31 Disclosure. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to the Purchaser by or on behalf of the Warrantors with respect to this purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. The Warrantors have not intentionally concealed any fact known by such person to have a material adverse effect upon the Company's existing or expected financial condition,

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         operating results, assets, customer relations, employee relations, or business prospects taken as a whole.

2.32 Power of Attorney. Except as set forth in Schedule 2.32, no power of attorney or similar authorization given by the Company is presently in effect.

2.33 Accounts Receivable. All accounts receivable of the Company reflected in the 1999 Financial Statements represent bona fide sales actually made in the ordinary course of business.

2.34 Agreements and Commitments. Schedule 2.34 contains a complete and accurate list of each agreement, contract, instrument, and commitment (including license agreements) to which the Company is a party that provides for payments in excess of IR(pound)7,000 per year or whose term is in excess of one year and is not cancelable upon 30 or fewer days' notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge ("Third Party Agreements"). Except as otherwise set forth in Schedule 2.34, the Company is not in material default under any Third Party Agreements, nor, to best knowledge of the Warrantors, does there exist any event that, with notice or the passage of time or both, would constitute a material default or event of default by the Company under any Third Party Agreements.

2.35 Personal Property. Without material exception, Schedule 2.35 contains lists of all tangible personal property and assets owned or held by the Company and used or useful in the conduct of the business of the Company. Except as set forth in Schedule 2.35, the Company owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance (except for liens for current taxes, assessments, charges, or other governmental levies not yet due and payable). The Company has delivered to the Purchaser copies of all leases and other agreements relating to property described in Schedule
         2.35 (including any and all amendments and other modifications to such leases and other agreements) all of which are valid and binding, and the Company is not in material default under any such leases or agreements. Except as set forth in Schedule 2.36 and to the best of the Warrantors' knowledge, all material properties listed therein are generally in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the business and operations of the Company. To the best of the Warrantors' knowledge, all such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules, and regulations. The properties listed in Schedule 2.36 include substantially all such properties necessary to conduct the business and operations of the Company as now conducted.

2.37 Real Property. Schedule 2.37 contains a list of all real property currently owned or leased by the Company and used or useful in the conduct of the business operations of the Company. Company has delivered to the Purchaser copies of all leases listed in Schedule 2.37 (including any and all amendments and other modifications of such leases), which leases are valid and binding. To the best of the Warrantors knowledge, the Company is not in material default under any such leases. To the best of the Warrantors knowledge, all property listed in Schedule 2.37 (including improvements thereon) is in satisfactory condition and repair consistent with its present use and is available for immediate use in the conduct of the business of the Company. Except as set forth in Schedule 2.37 and to the best of the Warrantors knowledge, none of the property listed in Schedule 2.37 subject to leases listed in Schedule 2.37 violates in any material respect any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The property and leases described in Schedule 2.37 include all such property or property interests necessary to conduct the business and operations of the Company as they are presently conducted.

2.38 Personnel. Schedule 2.38 sets forth a true and complete list of:

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

2.38.1 The names, title, and current salaries, date of birth, job description and length of service of all employees of the Company;

         2.38.2 The names of all directors of the Company;

         2.38.3 The wage rates (or ranges, if applicable) for each class of salaried and hourly employees of the Company;

         2.38.4 All scheduled or contemplated increases in compensation or bonuses; and

         2.38.5   All scheduled or contemplated employee promotions;

         2.38.6 Full particulars of contracts of service with directors or employees of, and contracts for the supply of services to the Company, where the director, employee or provider of services is remunerated at a rate in excess of IR(pound)15,000 per annum.


2.39 Intellectual Property. The Company (i) owns or has the right to use, free and clear of all liens, charges, claims and restrictions, those patents, trademarks, service marks, trade names, copyrights, licenses, and other intellectual property rights necessary for the operation of its businesses now conducted or presently proposed to be conducted, and (ii) to its knowledge, and except for the payments required in connection with those patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights listed on Schedule 2.39, is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. To the knowledge of the Company, the Company has not infringed upon nor is it infringing upon any patent, trademark, service mark, trade name, copyright or other intellectual property of any third party. The Company is not aware of any violation by a third party of any of the Company's patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights.

2.40 Employee Benefit and Related Matters Schedule 2.40 sets forth a description of all Employee Benefit Plans and Employee Pension Benefit Plans or the equivalent thereof under Irish law, existing on the date hereof that are or have been maintained or contributed to by the Company and contains particulars of the basis on which the Company and its employees contribute to those plans. Except as listed on Schedule 2.40, the Company does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Company, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an Employee Benefit Plan or the equivalent thereof under Irish law, for which the Company may have any ongoing material liability after Closing. The Company does not maintain nor has it ever contributed to any Multiemployer Plan. There have been no "prohibited transactions" (under Irish law) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan (or the Irish equivalent thereof) maintained by the Company as to which the Company has been a party. As to any employee pension benefit plan listed on Schedule 2.40 there have been no violations of Irish law (including Revenue and trust requirements). The pension benefit plans are exempt approved schemes within the meaning of section 16 of the Finance Act, 1972 and after making due and careful enquiries THE WARRANTORS are NOT aware of any reason why such exempt approved status might be withdrawn. All contributions and expenses due under the pension plans or the employee benefit plans in respect of the period up to Closing have been paid. In so far as the Warrantors are aware, the contributions and expenses payable to the pension plan have been applied in accordance with the provisions thereof and the trust upon which they are held.

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

2.41 Operating Rights. The Company has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively "Licenses") as are necessary or appropriate to the operation of its business as now conducted and as proposed to be conducted and which the failure to possess would have a material adverse effect on the assets, operations or financial condition of the Company. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such licenses, and no proceeding is pending or, to the knowledge of the Company, threatened that could result in the revocation or limitation of any such licenses. The Company has conducted its business so as to comply in all material respects with all such Licenses.

2.42 Transactions with Affiliates. Except for (i) regular salary payments and fringe benefits under an individual's remuneration package with the Company, and (ii) certain loans that have been made by the Company to certain key employees as described on Schedule 2.42, neither Mr. Kelly, Mr. Duffy, Mr. Meade nor any of the officers, employees, directors, or other affiliates of the Company, or members of their families is a party to any agreements, understandings, or proposed transactions with the Company. The Company has not guaranteed or assumed any obligations of any shareholder of the Company or the Company's officers, directors, or employees.

2.43 Minute Books. The minute books of the Company contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

2.44 Defective Products. In so far as the Warrantors are aware, the Company has not manufactured, imported sold or supplied products which are or were or will become, during their normal useful life a danger to a purchaser, a consumer, the public or any section of the public at large, or which do not comply in any material respect with any warranties or representations expressly or impliedly made by the Company, or with all applicable laws, regulations, standards and requirements.

2.45 No orders. No distress, charging order, garnishee order, execution or other process has been levied or (to the best of the knowledge and belief of the Selling Stockholders after making due and careful enquiry) applied for in respect of the whole or any part of any of the property, assets or undertaking of the Company.

2.46 Notices from auditors. The Company has not had an order served upon it by its auditors under section 185 or 194 of the Companies Act 1990.

2.47 Investigations and Directors - Companies Act 1990. No investigations under the Companies Act 1990 have taken place into the affaires of the Company, or into the ownership of or dealings in the shares and no directions have been made under the same Act imposing restrictions on any of the shares.

2.48 Insolvency The Company is not unable to pay its debts within the meaning of section 214 of the Companies Act, 1963.

2.49 Relationships with Third Parties. To the best of the knowledge and belief of the Warrantors after making due and careful enquiries, neither the entering into not the implementation of this Agreement, nor the prospect thereof, will or is likely to cause, or has already caused:

         2.49.1 the Company to lose the benefit of any right or privilege which it presently enjoys;

         2.49.2 any person who normally does business with or gives credit to the Company not to continue to do so on the same basis;

         2.49.3 any officer or senior employee of any of the Company to leave its employment; or

         2.49.4 the attitudes or actions of customers, suppliers, employees or other persons with regard to the Company to be prejudicially effected.

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

2.50     Contracts and Transactions with Directors. The Company has not:

         2.50.1 incorporated into any employment agreements any terms requiring approval under section 28 of the Companies Act, 1990 without obtaining such approval;

         2.50.2 entered into any arrangements for the acquisition or disposal of non-cash assets requiring approval under section 29 of the same Act without obtaining such approval;
                  or

         2.50.3 made any loans, quasi loans, entered into any credit transactions as creditor, entered into any guarantees or indemnities or provided any security in connection with loans, quasi loans or credit transactions in breach of section 31 of the same Act.

2.51 Investment Representation

         2.51.1 The Warrantors are acquiring the Purchaser's Common Stock for investment for the Warrantors own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Warrantors understands that the Purchaser's Common Stock has not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act") or the securities laws of any state by reason of a specific exemption from the registration provisions of the Securities Act and the applicable state securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Warrantors representations as expressed herein. The Warrantors are acquiring the Shares without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares. The jurisdiction of residence of each Selling Stockholder is the Republic of Ireland and the offer and sale of the Purchaser's Common Stock to such Warrantors will take place in such jurisdiction. Each of the Warrantors is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Purchaser's Common Stock pursuant to this Agreement and is able to bear the economic risk of loss of its investment in Purchaser. Each of the Warrantors has received and reviewed a copy of Purchaser's most recent Annual Report on Form 10-K and proxy statement and has been granted the opportunity to ask such questions regarding the Purchaser's affairs either directly or through its authorized representative as deemed necessary in respect of the Warrantors' decision to acquire Purchaser Common Stock pursuant to this Agreement.

         2.51.2 The Warrantors understand that the Purchaser's Common Stock cannot be resold in a transaction to which the Securities Act and state securities laws apply unless (i) subsequently registered under the Securities Act and applicable state securities laws or (ii) exemptions from such registrations are available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions.

         2.51.3 The Warrantors understand that the certificates for the Purchaser's Common Stock will bear a legend substantially similar to the following:

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE COMPANY WILL NOT TRANSFER THIS CERTIFICATE UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING THE SHARES REPRESENTED BY THIS CERTIFICATE UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS,
(ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE

PAGE 13 -- STOCK PURCHASE AGREEMENT

STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

2.52     Grants
         2.52.1 Exhibit 2.52 contains a complete list and full particulars of all grants, subsidies, loans or financial assistance received by the Company since incorporation.

         2.52.2 No act or transaction has been or will be effected (including the sale of the Shares) in consequence of which the Company is or may be held liable to forfeit or refund in whole or in part any grant, loan or financial assistance which has been received or applied for, or for which application has been made.

2.53 Accounts: The 1999 Financial Statements of the Company have been prepared in accordance with the law, on a basis consistent with the previous three financial periods and in accordance with accounting standards, and give a true and fair view of the state of affairs of the Company at the Statement Date and fully and correctly state the assets, liabilities and profits or losses as at that date.

For the purposes of this clause Accounting Standards shall mean the preparation of accounts in accordance with the laws of Ireland on a proper and consistent basis and in accordance with the Companies Act 1963 to 1999 and with generally accepted accounting principles, standards and practices in Ireland and in accordance with all applicable statements of standard accounting practice and all appropriate Financial Reporting Standards issued by the Accounting Standards Board and the auditing of such accounts in accordance with all applicable auditing standards, auditing guidelines and other pronouncements made by the Auditing Practices Board.

Section 3. Representations and Warranties of Purchaser. As a material inducement to Mr. Kelly, Mr. Duffy and Mr. Meade to enter into this Agreement and sell the Shares, the Purchaser hereby represents and warrants to Mr. Kelly, Mr. Duffy and Mr. Meade as follows:

3.1 Organization; Power. The Purchaser is a Company duly incorporated and validly existing under the laws of the State of Massachusetts, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

3.2 Authorization. The execution, delivery, and performance by the Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party have been duly and validly authorized by all necessary corporate action of the Purchaser, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.

3.3 No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by the Purchaser of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which the Purchaser is a party or by which the Purchaser is bound.

3.4 Governmental Authorities. Except as set forth in Schedule 3.4, (i) the Purchaser is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by the Purchaser of this Agreement and the consummation of the purchase and (ii) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by the Purchaser or any affiliate in connection with the Purchaser's execution, delivery, and performance of this Agreement and the consummation of this purchase.

PAGE 14 -- STOCK PURCHASE AGREEMENT

3.5 Tax Liability. To the extent the Purchaser deems necessary, the Purchaser has reviewed with the Purchaser's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.6 Disclosure. To the Purchaser's knowledge, this Agreement, with the Exhibits hereto, when taken as a whole, does not contain any untrue statement of a material fact concerning the Purchaser or omit to state a material fact necessary in order to make the statements concerning the Purchaser contained herein not misleading.

3.7 Litigation. There are no actions, suits, proceedings or investigations pending against the Purchaser or the Purchaser's properties before any court or governmental agency (nor, to the Purchaser's knowledge, is there any threat thereof) which would impair in any way the Purchaser's ability to enter into and fully perform the Purchaser's commitments and obligations under this Agreement or the transactions contemplated hereby.

3.8 Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement, and the issuance of shares will not result in any material violation of, or conflict with, or constitute a material default under, any Purchaser's articles of incorporation or bylaws or any of the Purchaser's material agreements nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of the Company or the Shares.

3.9 No Brokers or Finders Fees. The Purchaser has not, and will not, incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

Section 4. Conduct of Company's Business Pending the the Completion Date . From the Statement Date until the Completion Date and except as otherwise consented to or approved by the Purchaser, the Warrantors and the Company covenant and agree with the Purchaser as follows:

4.1 Regular Course of Business. The Company has operated and will operate its business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and the Company has used and will continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements) and to preserve its present relationships with persons having business dealings with it.

4.2 Distributions. The Company has not and will not declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock.

4.3 Capital Changes. The Company has not and will not issue any shares of its stock, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase reacquire, cancel, or redeem any such shares.

4.4 Assets. The assets, property, and rights now owned by the Company have been and will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation or valuation of inventory will be made or instituted. Without the prior consent of the Purchaser, the Company will not encumber any of its assets or make any commitments relating to such assets, property, or business, except in the ordinary course of its business.

PAGE 15 -- STOCK PURCHASE AGREEMENT

4.5 Insurance. The Company has kept and will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at the Purchaser's cost, as the Purchaser may request.

4.6 Employees. The Company has not granted and will not grant to any employee any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of the Company, in the Company's best interest.

4.7 No Violations. The Company has complied and will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business.

4.8 Public Announcements. No press release or other announcement to the employees, customers, or suppliers of the Company related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case the Purchaser and Mr. Kelly, MR. MEADE AND MR. DUFFY will consult with each other regarding the announcement.

Section 5. Covenants of the Warrantors. The Warrantors covenant and agree with the Purchaser as follows:

5.1 Satisfaction of Conditions. The Company will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to closing this transaction on the Completion Date described in this Agreement and any necessary consents or waivers under or amendments to agreements by which the Company is bound.

5.2 Supplements to Schedules. From time to time prior to the Completion Date , the Warrantors will promptly supplement or amend the Exhibits and Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Exhibit or Schedule and will promptly notify the Purchaser of any breach by either of them that either of them discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Exhibit or Schedule made pursuant to this Section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing; provided, however, that if this purchase is closed, the Purchaser will be deemed to have waived its rights with respect to any breach of a representation, warranty, or covenant or any supplement to any Schedule of which it shall have been notified pursuant to this Subsection.

5.3 No Solicitation. Until the Completion Date or termination pursuant to Section 10 of this Agreement, neither the Warrantors nor any of their respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Company (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Company to any party in connection with any transaction involving the acquisition of the capital stock or assets of the Company by any person other than the Purchaser. The Warrantors will promptly inform the Purchaser of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of the Company or after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

5.4 Action after the Completion Date . Upon the reasonable request of any party hereto after theCompletion Date , any other party will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this Agreement. These include, by way of illustration and not by way of limitation, the following:

         5.4.1 Various conditions relating to filing of company secretarial documentation;

PAGE 16 -- STOCK PURCHASE AGREEMENT

         5.4.2 Resignations of each of the officers and directors of the Company other than Mr. Kelly;

         5.4.3 Provisions relating to delivery of Corporate books and records;

         5.4.4 Provisions relating to treatment of confidential proprietary information obtained in the acquisition process.

Section 6. Covenant of Purchaser. The Purchaser will use its best efforts to cause the conditions set forth in Section 8 to be satisfied.

Section 7. Conditions Precedent to the Obligations of Purchaser. Each and every obligation of the Purchaser under this Agreement is subject to the satisfaction, at or before the Completion Date, of each of the following conditions:

7.1 Representations and Warranties; Performance. Each of the representations and warranties made by the Warrantors herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; the Warrantors will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Completion Date ; and the Purchaser will have received, at the Completion Date a certificate of the Company signed by Mr. Kelly as Managing Director of the Company stating that each of the representations and warranties made by the Warrantors and the Company herein are true and correct in all material respects as of the Completion Date except for changes contemplated, permitted, or required by this Agreement and that the Warrantors have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Completion Date.

7.2 Litigation. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against the Warrantors, the Company, or the Purchaser or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

7.4 Absence of Certain Changes. There has not been since 31st December 1999, the date of its most recent audited financial statements, up to and including the Completion Date, any event or condition of any character which has materially and adversely affected the Company's business, prospects, conditions, affairs, operations, properties or assets, including but not limited to:

         7.4.1 any material adverse change in the financial condition, assets, liabilities or business of the Company;

         7.4.2 any damage, destruction or loss of any of the properties or assets of the Company (whether or not covered by insurance) materially and adversely affecting the business or plans of the Company; or

         7.4.3 any labour trouble, or any other event or condition of any character, which the Company knows or has reason to know would materially and adversely affect the business or plans of the Company.

7.5 Corporate Action. The Company and the Warrantors will have furnished to the Purchaser:

PAGE 17 -- STOCK PURCHASE AGREEMENT

         7.5.1 The Memorandum and Articles of Association of the Company and all amendments thereto and restatements thereof of the Company certified by the official having custody over corporate records in the jurisdiction of incorporation of the Company ;

         7.5.2 The current bylaws and minutes of all meetings and consents of shareholders and directors of the Company;

         7.5.3 Each certificate of qualification to do business as a foreign Company of the Company;

         7.5.4 All stock transaction records of the Company; and

         7.5.5 A certificate of the Secretary or Assistant Secretary of the Company as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of the Company, the absence of any amendment to the charter documents of the Company, and the absence of any proceeding for dissolution or liquidation of the Company.

Section 8. Conditions Precedent to the Obligations of the Warrantors. Each and every obligation of the Warrantors under this Agreement is subject to the satisfaction, at or before the Completion Date , of each of the following conditions:

8.1 Representations and Warranties; Performance. Each of the representations and warranties made by the Purchaser herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; the Purchaser will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Completion Date; and Mr. Kelly, Mr. Duffy and Mr. Meade will have received, at the Completion Date, a certificate of the Purchaser, signed by the President and the Chief Financial Officer of the Purchaser, stating that each of the representations and warranties made by the Purchaser herein is true and correct in all material respects as of the Completion Date except for changes contemplated, permitted, or required by this Agreement and that the Purchaser has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Completion Date.

8.2 No Proceeding or Litigation. No action, suit, or proceeding before any court (other than suits seeking monetary damages only and in the aggregate sum of less than $10,000) and any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the Completion Date , against any of the Warrantors or the Purchaser or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

8.3 Corporate Action. The Purchaser will have furnished to Mr. Kelly, Mr. Duffy and Mr. Meade a copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions of the Purchaser authorizing the execution, delivery, and performance of this Agreement.

Section 9.    Closing.

9.1 Time, Place, and Manner of Closing. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of
Section 10, the Closing ("Closing") will be held at the offices of Ronan Daly Jermyn, Solicitors, or such other place as the parties may agree, on the Completion Date being a date no later than 30th June 2000) where and when:-

9.1.1    Mr. Kelly, Mr. Duffy and Mr. Meade will deliver to the Purchasers

PAGE 18 -- STOCK PURCHASE AGREEMENT

(a) duly executed Transfers of the "Sale Shares" together with the relevant Share Certificates;

(b) any other documents which may be required to vest in the Purchaser the entire beneficial ownership of the Sale Shares, and to enable the Purchaser to procure them to be registered in the name of the Purchaser on completion.

(d) Letter of Resignation under Seal from each of the Directors other than Mr. Kelly and the Secretary of the Company incorporating in each case an acknowledgement that he has no claim whatever against the Company.

(e)      Letter of Resignation from the Auditors of the Company.

(f) A duly executed Deed of Indemnity in the form of draft exhibited hereto [The Deed of Tax Indemnity].

(g)      Certificate pursuant to sub-section 7.1 hereof.

(h) Copy Certificate of Company Secretary pursuant to sub-section 7.5 hereof.

9.1.3.   The Vendor will deliver to the Purchaser as Agent for the Company:-

(a) The Statutory and Minute Books of the Company duly made up to date and the Common Seal and Certificate of Incorporation thereof together with the Certificate of Incorporation on Change of Name thereof together with an up to date print of the Memorandum and Articles of Association thereof together with cancelled Share Certificates of the Company or alternatively Declarations as to Lost Share Certificates, in respect of all holdings except the holdings of B Shareholders.

(b) All books of accounts or reference as to customers and other records and all Insurance policies in any way related to or concerning the business and assets of the Company in so far as same are not in the custody of the Company at the premises of the Company.

(c)      All Deeds and documents of title to all assets of the Company.

(d) The Company cheque books and paying in books of the Company and any credit cards save as are in the possession of the Company.

(e) All Service Agreements or Hire Leasing or other Agreement of any kind entered into by the Company, save as are in the possession of the Company.

(f) The Company's VAT records for the last six years together with all its Revenue records for the last six years save as are in the possession of the Company.

9.1.4. Mr. Kelly, Mr. Meade and Mr. Duffy shall procure that the Board of Directors of the Company hold a meeting at which there shall be transacted such business and only such business as the Purchaser may require including the appointment of such Directors as the Purchaser may nominate and approve and the registration (subject to proper stamping) of the shares transferred into the name of the Purchaser and/or its nominee, the alteration of all authorised signatories in respect of the Company's Bank Accounts and the acceptance of the resignations with effect from the end of the meeting of Mr. Meade, Mr. Duffy and Ms. Ann Kelly as Directors of the Company and as Secretary of the Company.

9.1.5    Subject to the above, the Purchaser will deliver to the Vendor:-

PAGE 19 -- STOCK PURCHASE AGREEMENT

(a) Stock Certificates in the Purchaser referable to the amount of the Purchaser's Common Stock due to Mr. Kelly, Mr. Duffy and Mr. Meade for their respective holdings of the Sale Shares.

(b)      A Bank Draft for the C and Preference Stockholder Purchase Price.

(c)      Certificate of Purchaser pursuant to sub-section 8.1.

(d)      Certified copy Resolution of Purchaser pursuant to sub-section 8.3.

9.2 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of the Company and, regardless of when the last act, delivery, or confirmation of the Closing shall take place, the transfer of the Shares shall be deemed to occur as of the close of business at the principal office of the Company on the date of the Closing.

Section 10. For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company;

10.1 Mr. Kelly, Mr. Duffy and Mr. Meade undertake with the Purchaser that for the period of 2 years after none of them will carry on or be engaged, concerned or interested in carrying on the Restricted Business any place in the world either on his own behalf or in conjunction with or on behalf of any other person, form or body corporate. "Restricted Business" means the manufacture of illumination products including but not limited to Light emitting diodes (LED), lasers, fibre optics and fluorescent illuminators used in industrial inspection applications.

10.1.2   For the period of two years after the Completion Date :

         (a) Mr. Kelly, Mr. Duffy or Mr. Meade shall not (either on their own account or in conjunction with or on behalf of any other person, firm or body corporate) induce or attempt to persuade any former, current or future employee, agent, manager, consultant, director or other participant in the Company's business to terminate such employment or other relationship in order to enter into any relationship with any of them any business organisation which any of them participate in any capacity whatsoever or any other business organisation in competition with the Company's business; or

         (b) Use contracts for proprietary information, trade secrets, confidential information, customer lists, mailing lists, goodwill or other intangible property used or used in connection with the Company's business.

          (c) Mr. Kelly, Mr. Duffy and Mr. Meade shall procure that no body corporate owned or controlled directly or indirectly by him will act in such a way as would be a contravention of the obligations contained in this clause if any one of them were so to act.

10.2 Modifications. While the restrictions in this clause are considered by the parties to be reasonable and indispensable in all circumstances as of the date of this Agreement it is acknowledged that restrictions of that nature may be invalid because of changes in circumstances or other unforeseen reasons; therefore if any restrictions are held to be void by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced these restrictions will apply with the modifications necessary to make them valid and effective and these modifications will not effect the validity of any other restriction in this agreement.

PAGE 20 -- STOCK PURCHASE AGREEMENT

Section 11.   Termination.

11.1 Termination for Cause. If, pursuant to the provisions of Section 7 or 8 of this Agreement, Mr. Kelly, Mr. Duffy or Mr. Meade or the Purchaser is not obligated at the Completion Date to consummate this Agreement, then the party who is not so obligated may terminate this Agreement.

11.2 Termination Without Cause. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favour of any other by mutual consent of the Purchaser and Mr. Kelly, Mr. Duffy and Mr. Meade.

11.3 Termination Procedure. Any party having the right to terminate this Agreement due to a failure of a condition precedent contained in Sections 7 or 8 hereto may terminate this Agreement by delivering to the other party written notice of termination, and thereupon, this Agreement will be terminated without obligation or liability of any party.

Section 12.   Miscellaneous Provisions.

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Purchaser and Mr. Kelly, Mr. Meade and Mr. Duffy.

         12.2 Waiver of Compliance; Consents

         12.2.1 Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         12.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

         12.3 Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those for its own counsel and accountants, incurred in the negotiation, preparation, and consumption of this Agreement and this purchase and sale.

         12.4 Notices. Notice under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, notice shall be deemed effective 48 hours after mailing by express mail, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other addressed to Stocker & Yale at::

         32 Hampshire Road
         Salem, New Hampshire 03079

         addressed to CorkOpt Ltd. at::

         Unit 12, Penrose Wharf
         Cork, Ireland,

         addressed to W.M. Kelly at:

PAGE 21 -- STOCK PURCHASE AGREEMENT

         Birchfield House, Carrigaline, Co. Cork

         Addressed to Mr. Duffy at:
         3 Eyrecourt, Rochestown, Co. Cork

         Addressed to Mr. Meade at:
         Barnavara House, Glanmire, Co. Cork

         or at any other address as any party may, from time to time, designate by notice given in compliance with this section.

         12.5 No Release. The parties agree that the covenants, representations and warranties made by the parties hereto will survive the Closing of this agreement for two years from the date of Closing and the Closing shall not serve to release any party from any obligations herein.

         12.6 Waiver. Failure of any party hereto at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

         12.7 Assignment. Except as otherwise provided within this Agreement, no party hereto may transfer or assign this Agreement without prior written consent of the other parties.

         12.8 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of Ireland.

         12.9 Attorney Fees. In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial and/or appellate court.

         12.10 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

         12.12 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

         12.13 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         12.14 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

         12.15 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

          12.16 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

         12.17 Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         The parties hereto have signed this Agreement by their authorized representatives as of the date set forth above.

SIGNED on behalf of
STOCKER & YALE INC.
in the presence of;




SIGNED on behalf of
CORKOPT LIMITED
in the presence of;




SIGNED SEALED AND
DELIVERED by
WILLIAM M. KELLY
in the presence of;




SIGNED SEALED AND
DELIVERED by
THOMAS MEADE
in the presence of;




SIGNED SEALED AND
DELIVERED by
GARY DUFFY
in the presence of;

PAGE 23 -- STOCK PURCHASE AGREEMENT

                             EXHIBIT & SCHEDULE LISTS



PAGE 24 -- STOCK PURCHASE AGREEMENT

2.16(A) AND 2.16(B): 1999 FINANCIAL STATEMENTS




PAGE 25 -- STOCK PURCHASE AGREEMENT

2.16(C) YEAR 2000 FINANCIAL STATEMENTS





PAGE 26 -- STOCK PURCHASE AGREEMENT

SCHEDULE
NUMBERS            DESCRIPTION
2.10     'B' Shares: SEE PRIVATE PLACEMENT DOCUMENTS DATED SEPTEMBER 1996 AND
         28TH FEBRUARY 1998 IN RELATION TO THE ISSUES OF B SHARES UNDER THE
         BUSINESS EXPANSION SCHEME IN 1997 AND 1998. THE WARRANTORS HAVE NO
         OBLIGATIONS OR RESPONSIBILITIES TO THE HOLDERS OF THE `B' SHARES. IN
         VIEW OF THE PROVISIONS OF SECTION 495 OF TAXES CONSOLIDATION ACT
         1997 A CONCESSION WAS SOUGHT FROM THE REVENUE COMMISSIONERS IN
         RELATION TO THE CHANGE IN CONTROL RESULTING FROM THE ACQUISITION BY
         THE PURCHASER OF THE SHARES (EXCLUDING THE `B' SHARES). A COPY OF
         LETTER FROM RONAN DALY JERMYN DATED 24TH MARCH 2000 AND COPY OF
         RESPONSE FROM THE REVENUE DATED 6TH APRIL 2000 ARE ATTACHED.

2.12 Exceptions to Section 2.12's representation of no default on other contracts: NONE.

2.16     Exceptions to events in the financial statements: NONE.

2.17     Exceptions to events described in the financial statements: NONE.

2.19     Material adverse changes: NONE, SAVE LEASE DATED 5TH MAY 2000
         ENTERED INTO BY THE COMPANY WITH BANK OF IRELAND FINANCE LIMITED IN
         RELATION TO A DATACON MULTI-CHIP DIE BONDER, COPY ALREADY FURNISHED.

2.21              Exceptions to Company's marketable title to its property:
                  NONE, SAVE THE LETTING AGREEMENT DATED 4TH SEPTEMBER 1997
                  WITH PARK VINE LIMITED WHICH RESERVES A RENT OF
                  (POUND)1,000 PER MONTH (EXCLUSIVE OF VAT) HAS NOT BEEN
                  STAMPED.

2.23 Exceptions to Section 2.23 representation of no lawsuits against Company: NONE, SAVE THE FOLLOWING - THE COMPANY IS
                  IN DISPUTE WITH A CUSTOMER, LASIRVIS, IN RELATION TO SUPPLY
                  OF LASER DRIVE ELECTRONICS. LASIRVIS HAVE PURCHASED LASER
                  DRIVE ELECTRONICS FROM THE COMPANY SINCE EARLY 1998, WITH
                  NO PROBLEMS REPORTED. IN JULY 1999, LASIRVIS PLACED AN
                  ORDER FOR 500 LASER DRIVE ELECTRONICS AT IEP6.35 EACH
                  (P0628F107). THE ORDER WAS DELIVERED IN FULL TO LASIRVIS ON
                  INVOICE NUMBERS 990720, 990807, 990815. INVOICE NUMBERS
                  990720 AND 990807 HAVE BEEN PAID IN FULL. A BALANCE OF
                  (POUND)1,587.50 REMAINS UNPAID ON INVOICE NUMBER 990815. IN
                  OCTOBER 1999, LASIRVIS PLACED AN ORDER FOR 500 LASER DRIVE
                  ELECTRONICS AT IEP6.35 EACH (P0628F140). 50% OF THIS ORDER
                  WAS DELIVERED ON 1/11/99 ON INVOICE NUMBER 991101. THIS
                  INVOICE ((POUND)1,587.50) REMAINS UNPAID. LASIRVIS INFORM
                  THE COMPANY THAT THEY ARE EXPERIENCING DIFFICULTIES WITH
                  THE LASER DRIVE ELECTRONICS SINCE THEY CHANGED THE LASER
                  WHICH THEY ARE USING. THE COMPANY HAS MADE EFFORTS TO
                  OBTAIN SAMPLES OF THE LASERS FROM LASIRVIS IN AN ATTEMPT TO
                  UNDERSTAND AND RECTIFY THE PROBLEM, HOWEVER LASIRVIS HAVE
                  NOT BEEN PREPARED TO SUPPLY US WITH A SAMPLE OF THEIR
                  LASERS. THE COMPANY TESTED THE LASER DRIVE

PAGE 27 -- STOCK PURCHASE AGREEMENT

                  ELECTRONICS IN-HOUSE AND HAVE NOT EXPERIENCED ANY
                  DIFFICULTIES. IN SUMMARY, LASIRVIS CURRENTLY OWE THE
                  COMPANY (POUND)3,195. THEY ARE REFUSING TO PAY THIS AMOUNT and MAY BE RETURNING THE GOODS TO THE COMPANY. UNTIL THE
                  GOODS ARE RECEIVED WE ARE IN A POSITION TO KNOW WHETHER OR
                  NOT THE GOODS ARE FIT FOR RESALE.

2.24     Exceptions to Section 2.24 representation of all taxes paid and reported: NONE, SAVE THAT THE ROYALTIES PAID BY THE COMPANY
                  TO MR. KELLY IN THE PERIOD DECEMBER 1994 TO MAY 2000 ON
                  FOOT OF THE PATENT ROYALTY AGREEMENT DATED 1ST SEPTEMBER
                  1994 WERE PAID GROSS WITHOUT DEDUCTION OF WITHHOLDING TAX.
                  SUCH TAX WAS NOT WITHHELD ON THE BASIS THAT THE ROYALTIES
                  ARE TAX EXEMPT IN THE HANDS OF MR. KELLY AND ANY TAX SO
                  WITHHELD WOULD HAVE, IN ANY EVENT, BEEN CLAIMED BACK BY MR.
                  KELLY FROM THE REVENUE COMMISSIONERS. IT IS ESTIMATED THAT
                  THE AMOUNT OF TAX IN QUESTION IS APPROXIMATELY
                  IR(POUND)31,660 WITH POTENTIAL INTEREST OF IR(POUND)6,500.
                  TO DATE, NO CLAIM OR DEMAND HAS BEEN made by the REVENUE
                  COMMISSIONERS TO THE COMPANY FOR SUCH TAX OR INTEREST.

2.26     Exceptions to Section 2.26 representation of no broker's fees due:
                  NONE.

2.27     List of insurance policies -
         a.  KEYMAN LIFE ASSURANCE POLICY ON THE LIFE OF WILLIAM M. KELLY
                  FOR (POUND)300,000 WITH NORWICH UNION; POLICY NUMBER
                  A417426OU.
         b.  OMNIBUS INSURANCE POLICY WITH ST. PAUL INTERNATIONAL INSURANCE
                  COMPANY LIMITED; POLICY NUMBER ICTSI3398683.

2.28 Exceptions to Section 2.28 representations regarding employees and labour matters: NONE.

2.32 Exceptions to Section 2.32 representations regarding powers of attorney: NONE.

2.34     List of Company's contracts: AGENCY AGREEMENT WITH BEMITECH
         COMPRISED OF LETTERS DATED 30/11/99 AND 13/12/99, ROYALTY AGREEMENT
         WITH W.M. KELLY T/A BARBICAN CONSULTANTS DATED 1/9/94, LEASE
         AGREEMENT DATED 11TH MARCH 1998 WITH BANK OF IRELAND FINANCE
         LIMITED. LEASE AGREEMENT DATED 5TH MAY 2000 WITH BANK OF IRELAND
         FINANCE LIMITED. LEASE AGREEMENT DATED 20TH OCTOBER 1997 WITH
         WOODCHESTER FINANCE LIMITED. LETTING AGREEMENT DATED 4TH SEPTEMBER
         1997 WITH PARK VINE LIMITED.

2.35     List of all personal property: SEE FIXED ASSET REGISTER ATTACHED.

2.37     List of all real property: LETTING AGREEMENT DATED 4TH SEPTEMBER
         1997 WITH PARK VINE LIMITED.

2.38     Officer, director, & employee info:
         2.38.1: EMPLOYEES:
                  WILLIAM M. KELLY
CHRISTIAN HEGARTY
BRIAN JONES
SIMON STANLEY
LISA MORRISON
NORA MURPHY
ALAN DORGAN
MARK GILLIS
SIOBHAN O'SULLIVAN (PART-TIME)
GRAHAM KELLS
EDMOND O'CARROLL

PAGE 28 -- STOCK PURCHASE AGREEMENT

         2.38.2: DIRECTORS:
                  WILLIAM M. KELLY
                  GARY DUFFY
                  TOM MEADE
                  ANNE KELLY

         2.38.3 SEE CONTRACTS OF EMPLOYMENT ALREADY FURNISHED.

         2.38.4: NONE

         2.38.5: NONE

         2.38.6: SEE CONTRACTS OF EMPLOYMENT ALREADY FURNISHED

2.39 List of intellectual property: THE COMPANY PAYS ROYALTIES TO W.M. KELLY
            T/A BARBICAN CONSULTANTS UNDER LICENCE AGREEMENT DATED 1ST
            SEPTEMBER 1994.

            2.40      Description of all "Employee Welfare Benefit Plans" and
                             "Employee Pension Benefit Plans": THE COMPANY
                             HAS ESTABLISHED A RETIREMENT BENEFIT SCHEME TO
                             WHICH EMPLOYEES WHO HAVE COMPLETED 2 YEARS
                             SERVICE ARE INVITED TO JOIN. SEE ATTACHED
                             LETTERS FROM WINTRUST LTD OF 4TH MAY 2000 AND
                             LETTER FROM REVENUE COMMISSIONERS DATED 28TH
                             FEBRUARY 2000.

            2.42     List transactions with affiliates: NONE.

            2.52     Grant Agreements etc: SEE ATTACHED.

            3.4 Exceptions to Section 3.4's representation regarding effects of the Agreement on other Purchaser contracts, laws, etc.: REPORT ON FORM 8-K. FORM D NOTICE OF
                          SALE OF SECURITIES PURSUANT TO REGULATION D,
                          SECTION 4(6), AND/OR UNIFORM LIMITED OFFERING
                          EXEMPTION.

PAGE 29 -- STOCK PURCHASE AGREEMENT

EXHIBIT 1

                             'A' ORDINARY SHARES OF IR(POUND)1 EACH

NAME OF SHAREHOLDER                 ADDRESS                          NO. OF SHARES HELD
---------------------------------------------------------------------------------------
William M. Kelly        Birchfield House, Carrigaline
                        Co. Cork                                               24028

Thomas Meade            Barnavara House, Glanmire,
                        Co. Cork                                                2930

University College Cork Western Road, Cork                                      2051

Gary Duffy              3 Eyrecourt, Rochestown,
                        Co. Cork                                                1491

Gerard Conlon           45 Glenwood, Carrigaline,
                        Co. Cork                                                 519

Anne Kelly              Birchfield House, Carrigaline,
                        Co. Cork                                                 293

                           All shares allotted and paid up.


                        "B" ORDINARY SHARES OF IR(POUND)1 each
                                    All shares allotted and paid up.


NAME OF SHAREHOLDER                 ADDRESS                       NO. OF SHARES HELD
------------------------------------------------------------------------------------
Liam Coughlan           Lackaroe, Glenbrook,
                        Co. Cork                                           5000

NAME OF SHAREHOLDER        ADDRESS                    NO. OF SHARES HELD
------------------------------------------------------------------------
Edward Holland          Lisfehill, Ballinhassig,
                        Co. Cork                                           5000

Dermot Moloney          Coakley Moloney Solicitors
                        49 South Mall, Cork                                2500

Martin O'Sullivan       42 Shannon Drive, Corbally
                        Limerick                                           5000

Helen Mary Crowley      "The Gift Shop", The Square,
                        Bantry, Co. Cork                                   2000

Gerard Murphy                                                              7000

P.J. Dineen             Dineen Financial, 59 South
                        Mall, Cork                                         5000

"Gemini", Mount Oval,
            Rochestown, Co. Cork                                           5000

PAGE 30 -- STOCK PURCHASE AGREEMENT

John Kiely              DunArd, Firville West, Mallow
                        Co. Cork                                           5000

Seamus Buckley          64 Richmond Wood, Glanmire
                        Co. Cork                                          15000

James Lyons             Lazy Acre, Clogheen, Co. Cork                     10000

Desmond Byrne           32 Springfort Crescent,
                        Montenotte, Cork                                   5000

Kieran Hart             Ringrone, Kinsale, Co. Cork                       10000

David Irish             Ballylangley, Bandon, Co. Cork                    10000

Patricia Horan          Castledillon, Straffan, Co. Kildare               25000

Basil Casserly          27 Woodvale Road, Beaumont,
                        Cork                                               5000

Tom Meade               Barnavara House, Glanmire,                        25000
                        Co. Cork

Gary Duffy              3 Eyrecourt, Rochestown,
                        Co. Cork                                          25000

Mary Coady              17 Gilford Avenue, Sandymount
                        Dublin 4                                           7000

Fiona Duffy             44 Merlyn Park, Ballsbridge
                        Dublin 4                                          10000

Nora O'Dowling          1 Knockrea, Blackrock Road, Cork                  10000

Joseph Barter           Castlequinn, Caherciveen,
                        Co. Kerry                                          5000

P.J. O'Driscoll         Kilbrogan Hill, Bandon, Co.
                        Cork                                              12500

Bernard Cronin          "Haven", Maryborough Hill,
                        Douglas, Cork                                     13000

Dennis J. O'Reilly      Killkerran, Ballinspittle, Kinsale,
                        Co. Cork                                          10000

Jerome O'Reilly         Killkerran, Ballinspittle, Kinsale, Co. Cork      10000

PAGE 31 -- STOCK PURCHASE AGREEMENT

Fintan Crowley          Greencloyne, Mallow,
                        Co. Cork                                           5000

Kieran Quill            Nelson House, Emmet Place,
                        Youghal, Co. Cork                                  5000

Mick McCarthy           Freshford, Co. Kilkenny
                                                                          15000

Jerry Moynihan          6 Princes Street Market, Cork                     10000

Pat Dineen              Temple Lawn House, Blackrock
                        Road, Cork                                        10000

P O'Shea                20 Innishmaan Road, Whitehall,
                        Dublin 9                                           3000

                  "C" ORDINARY SHARES OF IR(POUND)1 each

NAME OF SHAREHOLDER                 ADDRESS                     NO. OF SHARES HELD
----------------------------------------------------------------------------------
Enterprise Ireland      Wilton Place, Dublin 2                            36534

                  All shares allotted and paid up.


                  REDEEMABLE PREFERENCE SHARES OF IR(POUND)1 each

NAME OF SHAREHOLDER                 ADDRESS                     NO. OF SHARES HELD
-----------------------------------------------------------------------------------
Enterprise Ireland Wilton Place, Dublin 2                                 10000

                           All shares allotted and paid up.



                                          STOCK PURCHASE AGREEMENT





PAGE 32 -- STOCK PURCHASE AGREEMENT

                                   RONAN DALY JERMYN
                                   SOLICITORS
                                   12 SOUTH MALL
                                   CORK
                     9367 Corkopt/000526 Revised Stock Purchase Agreement

PAGE 33 -- STOCK PURCHASE AGREEMENT